UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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HEAT BIOLOGICS, INC.

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To Our Valued Shareholders,

We achieved a number of important milestones in 2018 and 2019 that we believe reinforce the tremendous potential of our therapeutic pipeline.

First, we reported promising interim results from our ongoing Phase 2 study investigating HS-110 for advanced non-small cell lung cancer (NSCLC) in combination with Bristol-Myers Squibb's anti-PD-1 checkpoint inhibitor, nivolumab (Opdivo®). This data was quite encouraging, as the addition of HS-110 to nivolumab may restore anti-tumor activity in patients whose disease has progressed after checkpoint inhibitor therapy. The results have generated significant interest within the industry and we look forward to reporting additional data later this year.

We also expanded our Phase 2 trial to dose patients receiving front-line maintenance therapy for advanced NSCLC with HS-110 in combination with Merck's anti-PD1 checkpoint inhibitor, KEYTRUDA® (pembrolizumab).

Looking ahead, we anticipate filing two Phase 1 Investigational New Drug (IND) applications early this summer: HS-130, the first dual-acting immunotherapy designed to deliver local T-cell activation and co-stimulation; and PTX-35, our first-in-class T cell costimulator antibody.

We ended 2018 with approximately $28 million of cash, cash equivalents and short-term investments.  As a result, we believe we are well funded beyond completion of enrollment in our Phase 2 HS-110 trial and our Q4 data readout.  We expect to receive an additional $6.9 million in Cancer Prevention Research Institute of Texas (CPRIT) grant funds after filing our IND for PTX-35. We have been efficient in our use of funds, which has allowed us to operate under budget, further extending our runway on primarily clinical development programs.

We believe 2019 has the potential to be a transformative year for Heat with a number of key upcoming milestones.  I’d like to personally thank you for your continued support, and encourage you to vote your shares.

Sincerely,

Jeff Wolf

Chief Executive Officer

Forward Looking Statements

This letter includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on Heat’s current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements regarding the anticipated milestones set forth in the letter. These statements are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements, including the ability of Heat’s ImPACT® therapy to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, the ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat’s ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat’s ability to maintain its license agreements, the continued maintenance and growth of its patent estate, Heat’s ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, and its ability to retain its key scientists or management personnel, its ability to successfully integrate Pelican, and the other factors described in Heat’s most recent annual report on Form 10-K and other filings with the SEC.  This information is provided only as of the date hereof and Heat undertakes no obligation to update any forward-looking statements based on new information, future events, or otherwise, except as required by law.